Exhibit 99.1

PRESS RELEASE

Shore Bancshares, Inc. Announce New Board Member

Easton, Maryland (6/29/2020) - Shore Bancshares, Inc. (the “Company”) (NASDAQ-SHBI) today announced the appointment of William E. Esham III as a director of both the Company and Shore United Bank, the Company’s wholly-owned bank subsidiary, effective June 23, 2020.

Mr. Esham is an independent director pursuant to applicable NASDAQ rules and has no material relationship with the Company. This director appointment brings the total number of directors to 10 for both the Company and Shore United Bank.

“We are very pleased to add Will to our Board of Directors,” said Lloyd L. “Scott” Beatty, Jr., President and Chief Executive Officer. “He brings significant financial services experience to our board with particular expertise in our Worcester County market”.

William E. Esham III

Mr. Esham (age 54) is a partner in the law firm of Ayres, Jenkins, Gordy & Almand, P.A., specializing in real estate law, located in Ocean City, Maryland. Mr. Esham has prior bank board experience having served on Shore Bank’s Board of Directors 2012-2016 (which was acquired by Xenith Bank in 2016) and Peninsula Bank’s Advisory Board 1996-2006. Mr. Esham also serves on the Board of Trustees for Worcester Preparatory School and the Board of Directors for Atlantic General Hospital.

Mr. Esham holds a BA from Washington and Lee University and JD from University of Baltimore.

Shore Bancshares Information

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of Shore United Bank. Shore Bancshares engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Contact: Edward Allen, Executive Vice President, Chief Financial Officer, 410-763-7800